Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mrs. Rosemary Mergenthaler, Director and President
Custom Automated Systems, Inc.
3 Wood Edge Court
Water Mill, New York 11976

Dear Mrs. Mergenthaler,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 7 to the Registration Statement of Custom Automated Systems, Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated February 6, 2008, as of and for the periods ended June 30, 2007, and 2006. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
July 30, 2008.